Exhibit 23.5

December 9, 2020

Boards of Directors
William Penn, MHC
William Penn Bancorp, Inc.
William Penn Bancorporation
William Penn Bank
10 Canal Street

Bristol, Pennsylvania 19007

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of William Penn Bancorporation. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,
RP® FINANCIAL, LC.

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